NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

The null hereby notifies the SEC of its
intention to remove the entire class of
the stated securities from listing and
registration on the Exchange at the opening of business on August 20, 2012, pursuant to the provisions of Rule 12d2-2 (a).

[  X  ] 17 CFR 240.12d2-2(a)(3)  That on
August 6, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

In connection with the merger between Nuveen
Virginia Dividend Advantage Municipal
Fund and Nuveen Virginia Premium Income
Municipal Fund, which became effective
before the opening of business on August 6, 2012, each Common Share of Beneficial
Interest of Nuveen Virginia Dividend
Advantage Municipal Fund was exchanged
for 0.98099322 of a Common Share of
Beneficial Interest of Nuveen Virginia
Premium Income Municipal Fund.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 6, 2012.